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Morgans Hotel Group Co.

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On March 19, 2014, Morgans Hotel Group Co. issued a press release relating to its upcoming 2014 annual meeting of stockholders. A copy of the press release is set forth below.

MORGANS HOTEL GROUP COMMENTS ON KERRISDALE CAPITAL’S DIRECTOR NOMINEES

New York, March 19, 2014 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”), the New York-based hospitality management company, today confirmed that it has received notice from Kerrisdale Capital Management (“Kerrisdale”) that it intends to nominate seven individuals for election to the Morgans Hotel Group Board of Directors at the Company’s 2014 Annual Meeting of Stockholders on May 14, 2014.

The Company also issued the following statement:

“When Morgans’ stockholders decisively elected our Board of Directors at the 2013 annual meeting, they were promised meaningful change at all levels of the Company. Since that time, Morgans’ Board has kept its promises, making significant progress on a number of critical initiatives that have strengthened our Company and that we believe have laid the groundwork for significant value creation going forward. In just nine months, this Board has overseen improved earnings, the significant reduction of a previously perilous corporate expense structure, important steps toward the resolution of costly litigation and the de-risking of a legacy balance sheet. These improvements are partially reflected in the approximately 52% increase in the price of Morgans’ common stock since the announcement of the OTK slate last year. Additionally, the successful debt refinancing at Hudson and Delano South Beach on attractive terms provides the Company with improved liquidity and flexibility.

“That Kerrisdale would propose the liquidation of Morgans prematurely and categorically, would rob Morgans’ stockholders of the value that rightfully belongs to them and further highlights Kerrisdale’s self-serving motives. Their platform, based solely on the selling of the Company at any price, is reckless and weakens the Company’s hand in negotiations with counterparties. It is illustrative of how little experience and value discipline Kerrisdale and its team possess, and how removed they are from considering what is in the best interest of all stockholders.

“Sahm Adrangi’s campaign is emblematic of someone with zero public company experience. His unqualified slate of colleagues and cronies shows the obvious lack of interest by serious industry professionals from wanting to associate themselves with Mr. Adrangi, his fund and history of PR campaigns. Kerrisdale’s slate lacks crucially important lodging industry, real estate and capital markets experience, and has no basis on which to properly or credibly evaluate Morgans’ fair market value. We are confident our predominantly institutional and sophisticated investor base sees the inherent dangers in supporting such a slate. We believe Kerrisdale’s self-interested pursuit of a proxy fight is motivated primarily by a desire to seek publicity.

“The Morgans Board is comprised of proven professionals with relevant industry experience and expertise, all of whom are well qualified to further advance the interests of the Company’s stockholders, partners, employees and guests. The Board is committed to continued successful execution on the strategic plan that was articulated when our largest stockholder, OTK Associates, removed the prior board with overwhelming stockholder support. Since then, our actions have already generated value for stockholders and our broader stakeholders, and we believe there is an opportunity for significant value creation in the future.”

The Board will review Kerrisdale’s notice in due course, in the context of their 3% interest in the Company’s outstanding shares of common stock.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, New York and South Beach, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements. These include Delano properties in Las Vegas, Nevada and Moscow, Russia; Mondrian properties in Baha Mar in Nassau, The Bahamas, London, England, and Doha, Qatar; and a Morgans Original in Istanbul, Turkey. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Important Additional Information and Where to Find It

The Company will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2014 annual meeting of stockholders. Stockholders are strongly advised to read the Company’s 2014 proxy statement when it becomes available because it will contain important information. Stockholders may obtain a free copy of the 2014 proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

The Company, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2014 annual meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the 2014 proxy statement and the other relevant documents to be filed with the SEC. Information concerning the Company’s directors and executive officers will be available in the Company’s 2014 proxy statement.